STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Bravo! Foods International Corp., resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered Article I so that, as amended, said Article shall be and read as follows:

            The name of the Company shall be Bravo! Brands Inc.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered Article IV so that, as amended, said Article shall be and read as follows:

            The authorized capital stock of the Corporation shall consist of 500,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value or $0.001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this l6thday of October 2006.


                                   By: /s/ Roy G. Warren
                                      ------------------------------------
                                           Authorized Officer
                                   Title:  President and Chief Executive Officer
                                   Name:   Roy G Warren